CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2023, relating to the financial statements and financial highlights of VictoryShares US 500 Volatility Wtd ETF, VictoryShares US Small Cap Volatility Wtd ETF, VictoryShares International Volatility Wtd ETF, VictoryShares US Large Cap High Div Volatility Wtd ETF, VictoryShares US Small Cap High Div Volatility Wtd ETF, VictoryShares International High Div Volatility Wtd ETF, VictoryShares Dividend Accelerator ETF, VictoryShares US Multi-Factor Minimum Volatility ETF, VictoryShares US 500 Enhanced Volatility Wtd ETF, VictoryShares US EQ Income Enhanced Volatility Wtd ETF, VictoryShares US Discovery Enhanced Volatility Wtd ETF, VictoryShares Developed Enhanced Volatility Wtd ETF, VictoryShares Nasdaq Next 50 ETF, VictoryShares Core Plus Intermediate Bond ETF, VictoryShares Corporate Bond ETF, VictoryShares THB Mid Cap ESG ETF, VictoryShare Free Cash Flow ETF, VictoryShares WestEnd U.S. Sector ETF, VictoryShares Short-Term Bond, VictoryShares Core Intermediate Bond ETF, VictoryShares US Value Momentum ETF, VictoryShares US Small Mid Cap Value Momentum ETF, VictoryShares International Value Momentum ETF and VictoryShares Emerging Markets Value Momentum ETF (the "Funds"), each a series of Victory Portfolios II, for the year or period ended June 30, 2023, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 25, 2023

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fa x | cohencpa.com

Registered with the Public Company Accounting Oversight Board